Exhibit 10.1
SECOND AMENDMENT TO PURCHASE AGREEMENT
This SECOND Amendment to Purchase Agreement, dated as of February 6, 2017 (the “Second Amendment”), by and between Galena Biopharma, Inc., a Delaware corporation (the “Company”), and Lincoln Park Capital Fund, LLC, an Illinois limited liability company (the “Investor”), amends the Purchase Agreement, dated as of November 18, 2014 (as amended by amendment dated August 8,2016), by and between the Company and the Investor (the “Purchase Agreement”).
WITNESS:
WHEREAS, the Company and the Investor wish to further amend the Purchase Agreement to reduce the remaining shares of Common Stock that may be purchased by the Investor thereunder to approximately Two Million Dollars ($2,000,000).
NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor hereby agree as follows:
Defined Terms. Defined terms used herein but not otherwise defined shall have the meaning in the Purchase Agreement.
Available Amount. The definition of Available Amount in Section 1(g) of the Purchase Agreement is hereby amended by deleting “Fifty-Five Million Dollars ($55,000,000)” and inserting therefor “Fifteen Million Six Hundred Thousand Dollars ($15,600,000).”
Prospectus Supplement. The Company shall promptly file a Prospectus Supplement to the Registration Statement reflecting the reduction in the amount of shares of Common Stock available to be purchased by the Investor under the Purchase Agreement. The Investor shall have the right to review such Prospectus Supplement as provided in Section 5(k) of the Purchase Agreement.
4.     Notices. Section 12(f) of the Purchase Agreement is amended so that notices to the Company will be address or directed as follows:
Galena Biopharma Inc., 2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583; attention: Thomas J. Knapp, Acting General Counsel; telephone: 301-717-3129; email: tknapp@galenabiopharma.com.
With a copy to:
Paul Hastings LLP, 55 2nd Street, 23rd Floor, San Francisco, CA 94105; attention: Thomas R. Pollock; telephone: 415-856-7047; email: thomaspollock@paulhastings.com.

1.    Full Force and Effect; No Other Amendment. Except as expressly set forth above, all other terms and conditions of the Purchase Agreement, including, without limitation, the covenants set forth in Section 5(q) of the Purchase Agreement, shall remain in full force and effect, without any amendment, alteration or change thereto.
2.    Governing law. This Second Amendment shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois.
3.    Counterparts. This Second Amendment may be executed in counterparts, all of which taken together shall constitute one and the same original and binding instrument and shall become effective when all counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.
IN WITNESS WHEREOF, the parties hereto have signed this Second Amendment on the date first above written.
GALENA BIOPHARMA INC.
By: /s/ Thomas J. Knapp
Name: Thomas J. Knapp
Title: Interim General Counsel and Corporate Secretary

LINCOLN PARK CAPITAL FUND, LLC

By: Lincoln Park Capital, LLC
By: Alex Noah Investors, Inc.
Name: /s/ Jonathan Cope
Title: President